As filed with the Securities and Exchange Commission on September 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Eastman Kodak Company

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	16-0417150
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

343 State Street

Rochester, New York 14650

(Address of principal executive offices and zip code)

Eastman Kodak Company 2013 Omnibus Incentive Plan

(Full title of the plan)

Patrick M. Sheller

General Counsel, Secretary, Chief Administrative Officer and Senior Vice President

Eastman Kodak Company

343 State Street

Rochester, New York 14650

(585) 724-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, under the Eastman Kodak Company 2013 Omnibus Incentive Plan	4,792,480	$11.94	$57,222,211	$7,805.11

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock which may be issued pursuant to the terms of the Eastman Kodak Company 2013 Omnibus Incentive Plan in order to prevent dilution resulting from adjustments in the event of a stock split, stock dividend, reorganization, recapitalization or similar adjustments of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the issue price of the Registrant’s common stock on the effective date of the Plan (as defined in this Registration Statement), which is $11.94.

PART I

Item 1.	Plan Information

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not being, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plan covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

Item 3.	Incorporation of Documents By Reference

The following documents filed by Eastman Kodak Company (the “Company”) with the Commission are incorporated by reference herein (except for portions of Current Reports on Form 8-K furnished or otherwise not filed with the Commission, which are deemed not to be incorporated by reference into this Registration Statement):

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on March 11, 2013, as amended by the 10-K/A filed on April 30, 2013;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2013, filed on April 29, 2013 and ended June 30, 2013, filed on August 7, 2013; and

(c)	The Company’s Current Reports on Form 8-K filed on January 22, 2013, January 28, 2013, January 31, 2013, February 6, 2013, February 8, 2013, February 11, 2013, February 14, 2013, February 21, 2013, February 27, 2013, February 28, 2013, March 1, 2013, March 11, 2013, March 25, 2013, March 28, 2013, April 2, 2013, April 15, 2013, April 19, 2013, April 29, 2013, April 30, 2013, May 1, 2013, May 2, 2013, May 30, 2013, June 21, 2013, June 24, 2013, June 28, 2013, July 15, 2013, July 31, 2013, August 2, 2013, August 7, 2013, August 8, 2013, August 15, 2013, August 23, 2013 and August 29, 2013.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.	Description of Securities

On August 23, 2013, the United States Bankruptcy Court for the Southern District of New York confirmed the Company’s revised First Amended Joint Chapter 11 Plan of Reorganization of Eastman Kodak Company and its Debtor Affiliates (the “Plan”).

This registration statement registers for issuance, under the Eastman Kodak Company 2013 Omnibus Incentive Plan, common stock of the Company, par value $0.01 per share (the “Common Stock”), authorized under the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate”).

The following description of the Common Stock and certain provisions of the Certificate and the Company’s Second Amended and Restated By-Laws (the “By-laws”) is a summary and is qualified in its entirety by the Certificate and the By-laws, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.

Pursuant to the Certificate, our authorized capital stock consists of: (1) 500,000,000 shares of Common Stock and (2) 60,000,000 shares of preferred stock, no par value (the “Preferred Stock”). Preferred Stock may not be issued under the Eastman Kodak Company 2013 Omnibus Incentive Plan.

Certificate and By-laws

General. The Company is authorized to issue the total number of shares of Common Stock and Preferred Stock set forth above. Each series of Preferred Stock shall have such rights, preferences and limitations as authorized in our Certificate and as determined by resolutions adopted by the Board of Directors of the Company (the “Board”). The rights of holders of the Common Stock shall be subject to the rights of holders of any series of Preferred Stock that may be issued from time to time, including liquidation rights, special voting rights and preferences with respect to payment of dividends.

Dividends. Subject to applicable law and to the designated preferential rights of any outstanding series of Preferred Stock that the Board may cause to be issued, from time to time, the holders of Common Stock will be entitled to dividends as may be declared from time to time by the Board.

Voting Rights. Each share of Common Stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of Preferred Stock, the holders of the shares of Common Stock will possess all voting power. Generally, all matters to be voted on by the shareholders must be approved by a majority of the votes cast, subject to state law and any voting rights granted to any of the holders of Preferred Stock.

Directors. Holders of Common Stock do not have cumulative voting rights with respect to the election of directors. A nominee for director shall be elected to the Board if the nominee receives a majority of the votes cast. A nominee receives a majority of the votes cast if the votes “for” such nominee’s election exceed the votes “against” such nominee’s election. However, directors shall be elected by a plurality of the votes cast in any contested election for directors. A contested election is any election in which the number of nominees seeking election is more than the number of directors to be elected. Shareholders will be permitted only to vote “for” or “withhold” authority in a contested election. The Certificate provides for certain limitations on the voting rights of holders of Common Stock with respect to amendments to the Certificate that affect the terms of outstanding Preferred Stock.

The number of directors shall be no fewer than nine and not more than 13, or as otherwise fixed pursuant to the By-laws.

Other. The holders of Common Stock do not have preemptive rights. There are no subscription, redemption, conversion or sinking fund provisions with respect to the Common Stock.

Pursuant to section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company is prohibited from issuing any non-voting equity securities for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company. This restriction on the issuance of non-voting equity securities is included in the Certificate.

Registration Rights Agreement

Pursuant to the Plan, the Company and certain holders of Common Stock (the “Stockholders”) will execute a registration rights agreement, dated as of the effective date of the Plan (the “Effective Date”), in the form attached hereto as Exhibit 4.3 (the “Registration Rights Agreement”). The description of the Registration Rights Agreement below is qualified in its entirety by reference to the Registration Rights Agreement, which is incorporated by reference herein. Capitalized terms used but not defined in this subsection shall have the meanings given to them in the Registration Rights Agreement.

Following the earlier of (A) the filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2013 and (B) June 30, 2014, Stockholders holding Registrable Securities representing 25% of the outstanding Common Stock as of the Effective Date may require the Company to facilitate a registered offering of the Registrable Securities; provided that if such registration has not been consummated prior to the second anniversary of the Effective Date, Stockholders holding Registrable Securities representing 10% of the outstanding Common Stock as of the Effective Date may require the Company to facilitate such an offering (such offering, the “Initial Registration”). Such a demand may not be made unless the Registrable Securities requested to be sold have an aggregate market value of at least $75 million.

Following the Initial Registration, Stockholders holding 10% or more of the outstanding Registrable Securities may demand that the Company file a shelf registration statement and effectuate one or more takedowns off of such shelf, or, if a shelf is not available, effectuate one or more stand-alone registered offerings, provided that such non-shelf registered offerings or shelf take-downs may not be requested more than four times and, in each case, shall include shares having an aggregate market value of at least $75 million. Beginning on the second anniversary of the Effective Date, upon request of a Stockholder, the Company shall amend its existing shelf registration statement to register additional Registrable Securities as set forth in the Registration Rights Agreement.

Stockholders have the right to include their Registrable Securities in the Initial Registration or any other non-shelf registered offering or shelf takedown of the Common Stock by the Company for its own account or for the account of any holders of Common Stock. The Company shall have priority in any registration or takedown it has initiated for its own account, and the Stockholders shall have priority in any registration or takedown initiated for the account of any holder of Common Stock.

Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of applicable lockup arrangements and will be subject to a 60-day “breathing period” between the completion of any demanded offering or piggyback offering and any request for any subsequent demand offering or piggyback offering. The Company may postpone a demanded registration or takedown if such registration or takedown would adversely affect a pending or proposed significant corporate event or require disclosure of material non-public information, and under certain other circumstances.

The Registration Rights Agreement includes customary indemnification provisions.

The Company’s obligations under the Registration Rights Agreement will terminate on the earlier of (i) the first date on which Registrable Securities having an aggregate market value of at least $25 million are no longer outstanding, (ii) the first date on which all outstanding Registrable Securities are eligible for sale under Rule 144 and restrictive legends have been removed therefrom and (iii) the fifth anniversary of the Initial Registration.

Item 5.	Interests of Named Experts and Counsel

The legality of securities being offered hereby will be passed upon by Patrick M. Sheller, General Counsel, Secretary, Chief Administrative Officer and Senior Vice President of the Company. Any shares or equity awards currently held by Mr. Sheller will be cancelled and will be of no further force and effect on the Company’s emergence from chapter 11. Mr. Sheller is eligible to participate in the Eastman Kodak Company 2013 Omnibus Incentive Plan and will receive an initial grant of 21,231 restricted stock units.

Item 6.	Indemnification of Directors and Officers

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify its directors, officers and employees against expenses or liabilities in connection with any proceeding involving such persons by reason of their being such directors, officer or employees, subject to certain limitations. Article VI of the registrant’s Certificate and Article 7 of the registrant’s By-Laws provides for indemnification, to the full extent permitted by law, of the registrant’s directors, officers and employees. In addition, the registrant maintains director and officer’s liability insurance insuring its directors and officers against certain liabilities which might be incurred by them in their capacities as such.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in this Registration Statement;

provided, however, paragraphs (a)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on September 3, 2013.

Eastman Kodak Company

By:	/s/ Patrick M. Sheller
	Name:	Patrick M. Sheller
	Title:	Senior Vice President, General Counsel, Secretary and Chief Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Patrick M. Sheller his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 3rd day of September, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Antonio M. Perez	Chief Executive Officer and Director (Principal Executive Officer)
Antonio M. Perez

/s/ Rebecca A. Roof	Chief Financial Officer (Principal Financial Officer)
Rebecca A. Roof

/s/ Eric H. Samuels	Chief Accounting Officer and Controller (Principal Accounting Officer)
Eric H. Samuels

Director
Richard S. Braddock

Director
James V. Continenza

/s/ Timothy M. Donahue	Director
Timothy M. Donahue

/s/ Michael J. Hawley	Director
Michael J. Hawley

/s/ William H. Hernandez	Director
William H. Hernandez

/s/ Douglas R. Lebda	Director
Douglas R. Lebda

/s/ Kyle P. Legg	Director
Kyle P. Legg

/s/ Delano E. Lewis	Director
Delano E. Lewis

/s/ William G. Parrett	Director
William G. Parrett

/s/ Joel Seligman	Director
Joel Seligman

/s/ Denis F. Strigl	Director
Denis F. Strigl

INDEX TO EXHIBITS

Exhibit No.	Description

4.1*	Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company.

4.2*	Eastman Kodak Company Second Amended and Restated By-laws.

4.3*	Registration Rights Agreement between Eastman Kodak Company and certain stockholders listed on Schedule 1 thereto.

4.4*	Eastman Kodak Company 2013 Omnibus Incentive Plan.

5.1*	Opinion of Patrick M. Sheller.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Patrick M. Sheller (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.